Exhibit 99.1

GAP INC. REPORTS OCTOBER SALES UP 4 PERCENT;

COMPARABLE STORE SALES UP 1 PERCENT

Company Expects To Report Strong Earnings Growth For Third Quarter

SAN FRANCISCO — November 6, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $1.24 billion for the four-week period ended November 1, 2003, which represents a 4 percent increase compared with net sales of $1.19 billion for the same period ended November 2, 2002. The company’s comparable store sales for October 2003 increased 1 percent, compared with an 11 percent increase in October 2002.

For the third quarter, the company expects to report on November 20 earnings per share of $0.26 to $0.28, including the dilutive effect of convertible debt, compared to reported earnings per share of $0.15 for the prior year.

“For October, we moved the inventory we expected, achieving higher overall merchandise margins versus last year as each of our brands transitioned to the holiday season,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “For the third quarter, we’re very pleased with the positive comp sales performance of each of our brands and the strong earnings growth we expect to report.”

For October 2003, comparable store sales by division were as follows:

•	Gap U.S.: positive 1 percent versus positive 1 percent last year

•	Gap International: positive 6 percent versus positive 5 percent last year

•	Banana Republic: positive 11 percent versus positive 6 percent last year

•	Old Navy: negative 4 percent versus positive 24 percent last year

Third Quarter Sales Results

For the 13 weeks ended November 1, 2003, sales of $3.9 billion represent an increase of 8 percent compared with sales of $3.6 billion for the same period ended November 2, 2002. The company’s third quarter comparable store sales increased 6 percent compared with an increase of 2 percent in the third quarter of the prior year.

Comparable store sales by division for the third quarter were as follows:

•	Gap U.S.: positive 5 percent versus negative 2 percent last year

•	Gap International: positive 4 percent versus positive 2 percent last year

•	Banana Republic: positive 11 percent versus positive 1 percent last year

•	Old Navy: positive 6 percent versus positive 6 percent last year

Year-to-date sales of $11.0 billion for the 39 weeks ended November 1, 2003, represent an increase of 12 percent over sales of $9.8 billion for the same period ended November 2, 2002. The company’s year-to-date comparable store sales increased 9 percent compared with a decrease of 7 percent in the prior year.

As of November 1, 2003, Gap Inc. operated 4,210 store concepts compared with 4,294 store concepts last year. The number of stores by location totaled 3,075 compared with 3,158 stores by location last year.

Gap Inc. will release its third quarter earnings via press release on November 20, 2003, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce November sales on December 4, 2003.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations:	Media Relations:
Evan Price	Claudia Hawkins
415-427-2161	415-427-2563

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.